Exhibit 99.1
WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LOUISIANA 70130
NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	December 19, 2008
tcarlson@whitneybank.com
WHITNEY COMPLETES CAPITAL PURCHASE TRANSACTION WITH U.S. TREASURY
     New Orleans, Louisiana. Whitney Holding Corporation (NasdaqGS:WTNY) today completed its transaction with the U.S. Department of Treasury under the government’s Capital Purchase Program. Whitney sold $300 million in preferred stock to Treasury and issued a 10-year warrant to purchase 2,631,579 shares of common stock. The Capital Purchase Program which was announced on October 14, 2008 is part of the government’s Emergency Economic Stabilization Act of 2008.
     The preferred shares issued to Treasury will bear a 5 percent annual dividend for each of the first five years of the investment and 9 percent thereafter, unless Whitney redeems the shares prior to the end of the five-year period. The warrant is exercisable for common stock at an exercise price of $17.10 per share and gives the Treasury the opportunity to benefit from an increase in the common stock price of Whitney.
     On December 17, 2008 Whitney shareholders approved an amendment to its charter permitting the issuance of preferred stock, along with increasing the amount of authorized common stock.
     Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida. (WTNY-G)
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